Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated July 23, 2024 is made and entered into by and between CARMELL CORPORATION, a Delaware corporation (the “Company”),and Kendra Bracken-Ferguson (the “Executive”), and will be deemed effective as of July 30, 2024 (the “Effective Date”), each of the Company and Executive a “party” and together, the “parties.”

Introduction

WHEREAS, Executive is currently not employed by the Company; and

WHEREAS, the parties desire to enter into this Agreement, effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.
Position. The Executive will serve as the Chief Executive Officer of the Company and will report to the Executive Chairman of the Company (the “Chairman”). In addition to performing the duties and responsibilities associated with that position, from time to time, the Company may assign to the Executive other duties and responsibilities reasonable and consistent with such position. Subject to the list of pre-approved activities in which the Executive may engage as set forth as Exhibit A hereto, which shall be updated from time to time to reflect any additional activities consented to by the Company subsequent to the Effective Date, if any, the Executive agrees to perform her duties in furtherance of the Company’s interests. The Executive also agrees that during her employment with the Company, she will not engage in any other employment, consulting or business services without the written consent of the Chairman; provided, however, that without such consent, the Executive may engage in charitable or public service, including serving on up to a maximum of three (3) boards. Compensation received by the Executive in connection with any outside activities shall be the exclusive property of the Executive.
2.
Term. The Executive’s employment pursuant to this Agreement will continue until terminated in accordance with Section 9 hereof.
3.
Place of Performance. The Executive may work remotely from her residence in Nevada; provided, however, that the Executive understands and agrees that she may be required to travel from time to time for business purposes.
4.
Compensation. This is a full-time exempt position. The Company will pay the Executive:
a.
A base salary at an annual rate of $300,000 (“Base Salary”) payable in accordance with the Company’s standard payroll schedule, which shall be reviewed on an annual basis by the Compensation Committee of the Company’s Board of Directors (the “Committee”) and may be adjusted from time to time by the Committee;
b.
without duplication, the annual bonus as described in Section 5 below; and
c.
without duplication, equity incentives as described in Section 6 below.
5.
Annual Bonus. For each calendar year ending during her employment, the Executive will have the opportunity to earn an annual bonus with a target amount of 50% of the Base Salary in effect at the end of the applicable year (the “Target Bonus”), subject to proration for the 2024 calendar year based on the number of days the Executive is employed by the Company during the 2024 calendar year. The actual bonus payable to the Executive, if any, with respect to any year may be more or less than the Target Bonus and will be determined by the Committee, in its sole discretion, based on the satisfactory achievement of corporate and/or personal objectives established by the Committee. Except as otherwise provided herein or determined by the Committee, payment of any otherwise Earned Bonus (as defined in Section 10 below) will be paid no later than March 15 of the year following the year to which the Earned Bonus relates and will be conditioned on the Executive’s continued service through the date that annual bonuses are paid to the Company’s executive officers generally with respect to the applicable year.
6.
Equity Incentives. Executive may receive equity awards, at times and on terms determined by the Committee in its discretion. The initial grant of equity options upon commencement of this Agreement will be pursuant to terms of the Carmell Corporation 2023 Long-Term Incentive Plan that shall be subject to equitable adjustment for stock splits. The initial grant of equity options will have a grant date fair value of $700,000 under U.S. generally accepted accounting principles.
7.
Benefits; Business Expenses.

a.
The Executive shall be entitled to participate in Company benefit plans that are generally available to other employees of the Company of similar rank and tenure, in accordance with and subject to the terms and conditions of such plans, as in effect from time to time.
b.
The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of her duties and responsibilities for the Company in accordance with the expense reimbursement policies of the Company, as may be amended from time to time.
8.
Restrictive Covenants Agreement. To induce the Company to enter into this Agreement, as a condition to The Executive’s continued employment by the Company, and in recognition of (i) the compensation payable to the Executive pursuant to this Agreement, and (ii) such other consideration payable to the Executive by the Company or any of its affiliates, the Executive must sign and return to the Company no later than the Effective Date the restrictive covenants agreement attached hereto as Exhibit B(the “Restrictive Covenants Agreement”).
9.
Termination.
a.
The Executive’s employment hereunder is at-will and can be terminated at any time by the Executive or the Company for any reason or no reason. The Executive’s employment shall terminate on the earliest of: (i) on the date set forth in a written notice to the Executive from the Chairman that the Executive’s employment with the Company has been or will be terminated, (ii) on the date not less than 30 days following written notice from the Executive to the Company that the Executive is resigning from the Company, (iii) on the date of the Executive’s death, or (iv) on the date set forth in a written notice to the Executive from the Chairman that the Executive’s employment is terminated on account of the Executive’s Disability, as determined by the Chairman. Notwithstanding the foregoing, in the event that the Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not constitute a termination by the Company for purposes of this Agreement.
b.
Upon cessation of the Executive’s employment for any reason, unless otherwise consented to in writing by the Chairman, the Executive will resign immediately from any and all officer, director and other positions the Executive then holds with the Company and its affiliates and agrees to execute such documents as may be requested by the Company to confirm that resignation.
c.
Upon any cessation of the Executive’s employment with the Company, the Executive will be entitled only to such compensation and benefits as described in Section 10below.
d.
The Executive agrees that, following any cessation of her employment and subject to reimbursement of her reasonable expenses, she will cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during her employment with the Company. The Executive agrees to render such cooperation in a timely manner on reasonable notice from the Company, provided the Company exercises reasonable efforts to limit and schedule the need for the Executive’s cooperation so as not to materially interfere with her other professional obligations.
e.
The Executive agrees that, upon any cessation of her employment, she will deliver to the Company (and will not retain in her possession or control, or deliver to anyone else) all property and equipment of the Company, including without limitation (i) all keys, books, records, computer hardware, software, cellphones, access cards, credit cards and identification, and (ii) all other Company materials (including copies thereof), including without limitation any records, data, notes, reports, proposals, lists or correspondence.
10.
Rights Upon Termination.
1.
Termination without Cause. If the Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or resignation by the Executive for Good Reason other than during a Protected Period:
(i)
the Company shall pay to the Executive the Accrued Obligations (as defined below) at the time such Accrued Obligations would otherwise be paid according to the Company’s usual payroll practices;
(ii)
to the extent then unpaid, the Company shall pay to the Executive the Earned Bonus (as defined below);
(iii)
the Company shall pay to the Executive the Pro Rata Bonus (as defined below);
(iv)
the Company shall make monthly cash severance payments equal to one-twelfth of the Executive’s Base Salary as in effect immediately prior to such cessation of employment for a period equal to the Severance Period; and
(v)
if the Executive is eligible for, and validly elects to receive, continuation coverage under the Company’s group health plan (if any) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”),the Company shall pay or reimburse the applicable premium otherwise payable for COBRA continuation coverage for the Executive and her eligible dependents, to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage until the earlier of (x) the end of the Severance Period, or (y) such date as the Executive becomes eligible for group health insurance through another employer, to the extent doing so would (i) not give rise to an excise tax under applicable laws and (ii) is otherwise permitted under applicable laws.
b.
Termination during Protected Period. If the Executive’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by the Executive for Good Reason (as defined below), and in each case, if such cessation of employment occurs during a Protected Period (as defined below), then in addition to the benefits and payments described in Sections l0(a)(ii)- 10(a)(v) (increased as applicable for the longer Severance Period for a termination during the Protected Period) all outstanding equity awards that are subject to vesting based solely on the passage of time and the Executive’s continued employment shall become vested upon the later of the date of the Executive’s cessation of employment and the first Change in Control that occurs during the Protected Period.
c.
Other Terminations. If the Executive’s employment with the Company ceases for any reason other than as described in Sections 10(a) and 10(b) above (including but not limited to (i) termination by the Company for Cause, (ii) resignation by the Executive other than for Good Reason, (iii) termination as a result of the Executive’s Disability, or (iv) The Executive’s death), then the Company’s obligation to the Executive will be limited solely to the payment of the Accrued Obligations through the date of such cessation of employment; provided, however, that in the event of the Executive’s death or Disability, the Company’s obligation shall also include the Earned Bonus and the Pro Rata Bonus. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.
d.
Other Provisions Related to Severance Benefits.
i.
Except as otherwise provided in Sections 10(a)-(c) or pursuant to COBRA, all compensation and benefits will cease at the time of the Executive’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment.
ii.
The payments and benefits described in Sections 10(a)-(c) are in lieu of, and not in addition to, any other severance arrangement maintained by the Company.
iii.
Notwithstanding any provision of this Agreement, the payments and benefits described in Sections 10(a)(ii)- 10(a)(v) and Section 10(b) are conditioned on the Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of the Executive’s cessation of employment, of a general release of claims against the Company and its affiliates in a form and manner satisfactory to the Company (the“Release”) and on the Executive’s continued compliance with the provisions of the Restrictive Covenants Agreement.
iv.
Subject to Section 11 below (to the extent applicable) and provided the Release requirement described above has been timely satisfied: (w) the Earned Bonus under Section 10(a)(ii) will be paid on the later of the sixty-fifth (65th) day following the Executive’s cessation of employment (the “Settlement Date”) or the date such annual bonus would have otherwise been paid, absent the Executive’s cessation of employment; (x) the Pro Rata Bonus under Section 10(a)(iii) will be paid on the date such annual bonus would have otherwise been paid, absent the Executive’s cessation of employment; and (y) the salary continuation and COBRA premium payments described in Sections 10(a)(iv)- 10(a)(v) and Section 10(b) will commence to be paid on the Settlement Date, provided that (A) the initial payment will include any payments that, but for the above-described timing rule, would have otherwise been paid since the date of the Executive’s cessation of employment, and (B) in case of a termination under Section 10(b), the benefit described in Section 10(a)(iv) will be paid in a single lump sum on the Settlement Date rather than as monthly severance payments. Notwithstanding the foregoing, if a termination of employment under Section 10(b) occurs during the portion of the Protected Period that is before the date of a Change in Control, then salary continuation payments will commence under Section 10(a)(iv) as described above on the Settlement Date, and the lump sum payment of any additional amount in accordance with Section 10(b) and clause (B) above will be made as soon as administratively practicable (not more than ten days) after the date of the Change in Control, reduced by any amounts paid in accordance with Section 10(a)(iv) before that date in order to avoid duplication of benefits.
11.
Section 409A.
a.
The parties intend for this Agreement to comply with or be exempt from Section 409A of the Code, and all provisions of this Agreement will be interpreted and applied accordingly. Nonetheless, the Company does not guaranty the tax treatment of any compensation payable to the Executive.
b.
Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 10(a) or Section 10(b) above will be payable until the Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A- 3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Executive upon or following her “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to the Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § l.409A-l(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.
c.
Notwithstanding anything in this Agreement to the contrary, to the extent an expense, reimbursement or in-kind benefit provided to the Executive pursuant to this Agreement or otherwise constitutes a “deferral of compensation” within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
12.
Section 280G.
a)
Notwithstanding any contrary provision of this Agreement (or any plan, policy, agreement or other arrangement covering the Executive), if any payment, right or benefit paid, provided or due to the Executive, whether pursuant to this Agreement or otherwise (each, a “Payment,” and collectively, the “Total Payments”), would subject the Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax, but only if (i) the amount of such Total Payments, as so reduced, is greater than or equal to (ii) the amount of such Total Payments without reduction (in each case, determined on an after-tax basis). Any reduction of the Total Payments required by this paragraph will be implemented by determining the Parachute Ratio (as defined below) for each Payment and then by reducing the Payments in order, beginning with the Payment with the highest Parachute Ratio. For Payments with the same Parachute Ratio, later Payments will be reduced before earlier Payments. For Payments with the same Parachute Ratio and the same time of payment, each Payment will be reduced proportionately. For purposes of this paragraph, “Parachute Ratio” means a fraction, (x) the numerator of which is the value of the applicable Payment, as calculated for purposes of Section 280G of the Code, and (y) the denominator of which is the economic value of the applicable Payment.
b)
All determinations required to be made under this Section, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to the Executive within fifteen (15) business days of the receipt of notice from Company or the Executive that there has been or will be a Payment, or such earlier time as is requested by the Company or the Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the “change in control of the Company” (within the meaning of Sections 280G and 4999 of the Code) to which the Payments relate, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
13.
Certain Definitions. For purposes of this Agreement:
a.
“Accrued Obligations” mean any portion of the Executive’s Base Salary payable for the payroll period in which the Executive’s termination of employment occurs for service prior to the termination date, and any business expenses properly incurred but not yet reimbursed, as provided for in Section 7(B).
b.
“Cause” means (i) the Executive’s refusal to comply with any lawful directive or policy of the Company and which is of the type consistence with the Executive’s positions within the Company, which refusal is not cured by the Executive within ten (10) days of such written notice from the Company; (ii) the Company’s determination that the Executive has committed any act of dishonesty, embezzlement, unauthorized use or disclosure of confidential information or other intellectual property or trade secrets, common law fraud or other fraud against the Company or any subsidiary or affiliate; (iii) a material breach by the Executive of any written agreement with or any fiduciary duty owed to any Company or any subsidiary or affiliate; (iv) the Executive’s commission of a felony or any misdemeanor involving material dishonesty or moral turpitude; or (v) the Executive’s habitual or repeated misuse of, or habitual or repeated performance of the Executive’s duties under the influence of, alcohol, illegally obtained prescription controlled substances or non-prescription controlled substances.
c.
“Change in Control” will have the meaning set forth in the Carmell Corporation 2023 Long-Term Incentive Plan, as may be amended from time to time.
d.
“Code” means the Internal Revenue Code of 1986, as amended.
e.
“Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, "Disability" will mean illness, incapacity or a mental or physical condition that renders the Executive unable or incompetent, with or without a reasonable accommodation, to carry out the job responsibilities that the Executive held or the tasks that the Executive was assigned at the time the disability commenced, as determined in good faith by a physician mutually acceptable to the Company and the Executive, for a period of 90 consecutive days, or 180 non-consecutive days in any rolling 12-month period. Termination as a result of a Disability will not be construed as a termination by the Company "without Cause."
f.
“Earned Bonus” means the bonus amount (if any) that would have been earned under Section 5with respect to the fiscal year ended immediately prior to the cessation of the Executive’s employment but for such cessation, to the extent unpaid.
g.
“Good Reason” means: (i) a reduction in the Base Salary, as then in effect, other than in connection with the same percentage across-the-board decrease in base salaries applicable to other key the Executives, or (ii) the Company’s material breach of this Agreement; provided, however, that no such event will constitute Good Reason unless (x) the Executive, within 60 days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that the Executive believes to constitute “Good Reason” and identifies the particular clause of this Section 13(g) that the Executive contends is applicable to such act or failure to act; (y) the Company, within 30 days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by the Executive of the Executive’s employment relationship with the Company; and (z) the Executive resigns from the employ of the Company on or before that date that is 12 months after the initial existence of the act or failure to act by the Company that constitutes “Good Reason.” If the requirements of the immediately preceding sentence are not fully satisfied on a timely basis, then the resignation by the Executive from the employ of the Company shall not be deemed to have been for “Good Reason,” the Executive shall not be entitled to any of the benefits to which the Executive would have been entitled if the Executive had resigned from the employ of the Company for “Good Reason,” and the Company shall not be required to pay any amount or provide any benefit that would otherwise have been due to the Executive under this Agreement had the Executive resigned with “Good Reason.”
h.
“Pro Rata Bonus” means the bonus amount (if any) that would have been earned under Section 5 with respect to the fiscal year of the Executive’s cessation of employment had such cessation not occurred based on actual performance results, prorated based on (i) the number of days in such fiscal year through the date of such termination of employment, divided by (ii) the total number of days in such fiscal year.
i.
“Protected Period” means the eighteen (18) month period that begins on the date that is three (3) months prior to the date of a Change in Control.

(j) “Severance Period” means twelve (12) months. Notwithstanding the foregoing, with respect to a cessation of employment due to a termination by the Company without Cause or resignation by the Executive for Good Reason that occurs (in either case) during the Protected Period, “Severance Period” shall mean eighteen (18) months.

14.
Company Policies. The Executive will comply with all policies of the Company in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.
15.
Indemnification. In addition to any rights to indemnification to which the Executive may be entitled under the Company’s governing documents, the Company shall obtain and maintain an appropriate level of Directors and Officers Liability insurance coverage for the Executive’s benefit on the same terms as applicable to other directors and C level the Executives of the Company.
16.
Confidential Information.
a.
During the Executive’s employment and at all times following the termination of the Executive’s employment for any reason, the Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any confidential or proprietary information pertaining to the business of the Company, including, without limitation, know-how; trade secrets; customer lists; pricing policies; operational methods; and other information relating to products, processes, past, current and prospective customers or other third parties, services and other business and financial affairs (collectively, the “Confidential Information”), in each case to which the Executive has had or may have access or which the Executive developed or may have developed. Notwithstanding anything in this Agreement or any other Company document to the contrary, the Executive shall be permitted, and the Company acknowledges the Executive’s right, to divulge, disclose, or make accessible to the Executive’s counsel any Confidential Information that, in the good faith judgment of the Executive (or the Executive’s counsel), is necessary or appropriate in order for counsel to evaluate the Executive’s rights, duties or obligations under this Agreement or in connection with the Executive’s status as an officer and/or director of the Company.
b.
In the event that the Executive receives a request or is required to disclose all or any part of the Confidential Information to a third party (other than the Executive’s counsel), the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement; (b) consult with the Company, at the Company’s request, on the advisability of taking legally available steps to rest or narrow such request or requirement; and (c) assist the Company, at the Company's request and expense, in seeking a protective order or other appropriate remedy. In the event that such assistance from The Executive pursuant to this provision or otherwise waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement. Further, nothing in this Agreement or any other agreement by and between the Company and the Executive shall prohibit the Executive from (i) voluntarily communicating with an attorney retained by the Executive, (ii) voluntarily communicating with any law enforcement, government agency, including the Security and Exchange Commission (“SEC”), Equal Employment Opportunity Commission or a state or local commission on human rights, or any self-regulatory organization, regarding possible violations of law, including criminal conduct and unlawful employment practices or (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, in each case without advance notice to the Company.
c.
Pursuant to 18 U.S.C. §1833(b), the Executive acknowledges that the Executive shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Executive’s attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to her or her attorney and use the trade secret information in the court proceeding, if the Executive (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
17.
No Conflicting Agreements. The Executive represents and warrants that she is not a party to or otherwise bound by any agreement or restriction that could conflict with, or be violated by, the performance of her duties to the Company or her obligations under this Agreement. The Executive will not use or misappropriate any intellectual property, trade secrets or confidential information belonging to any third party.
18.
Taxes. All compensation payable to the Executive is subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. The Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes the Executive’s tax liabilities, and the Executive may not make any claim against the Company or its Board of Directors related to tax liabilities arising from her compensation.
19.
Entire Agreement; Assignment; Amendment.
a.
This Agreement, together with the Restrictive Covenants Agreement, constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replace and supersede all prior agreements, discussions, negotiations, representations or understandings (whether written, oral or implied) relating to the Executive’s employment by the Company, including without limitation the Prior Agreement.
b.
The rights and obligations of the Executive hereunder are personal and may not be assigned. The Company may assign this Agreement, and its rights and obligations hereunder, to any entity to which the Company transfers substantially all of its assets (or an affiliate thereof). Notwithstanding any other provision of this Agreement, any such assignment of this Agreement by the Company will not entitle the Executive to severance benefits under Sections 10(a), 10(b)or otherwise, whether or not the Executive accepts employment with the assignee.
c.
No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and duly authorized representative of the Company’s Board of Directors. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

d.
Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
20.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions. Any action or proceeding by either the Executive or the Company to enforce this Agreement shall be brought only in any state or federal court located in the Commonwealth of Pennsylvania. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
21.
Arbitration. In the event of any dispute under the provisions of this Agreement or otherwise regarding the Executive’s employment or compensation (other than a dispute in which the primary relief sought is an injunction or other equitable remedy, such as an action to enforce compliance with the Restrictive Covenants Agreement, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Pittsburgh, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. The Company shall pay all costs and expenses unique to arbitration, including without limitation, the arbitrator’s fees. Subject to the foregoing, each party will pay for its own costs and attorneys' fees.
22.
Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not the meaning of this Agreement.
23.
Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to the Executive, at the most recent address contained in the Company’s personnel files; (b) if to the Company, to the attention of its Legal Department at the address of its principal executive office; or (c) or at such other address as may have been furnished by such person in writing to the other party. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.
24.
Notification to New Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to the Executive’s subsequent employer.
25.
Survival.Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
26.
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which, taken together, will constitute one and the same Agreement.
27.
Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT.

This Agreement has been executed and delivered on the date first above written.

Carmell Corporation

By: /s/ Rajiv Shukla

Name: Rajiv Shukla

Title: Executive Chairman

The Executive

By: /s/ Kendra Bracken-Ferguson

Name: Kendra Bracken-Ferguson

Exhibit A

•
Majority Owner, BrainTrust Founders Studio
•
Limited Partner, BrainTrust Fund I
•
KBF Ventures: holding company for my private investments and partnerships: including
•
Author, The Beauty of Success Book and Summit
•
Host and Owner, Business of the Beat Podcast
•
Revelations Entertainment
•
Amazon’s Black Business Accelerator (BBA) Advisory Council
•
Advisory Boards
•
Iced Media
•
G&B
•
Blushington

•
2024 Mentorship Programs (one-time programs for 2024):
•
Mentor, Famous Amos 2024 Grant Program
•
Mentor, Glossier Grant 2024 Program
•
Mentor, Victoria’s Secret 2024 Accelerator Program

Exhibit B

RESTRICTIVE COVENANTS AGREEMENT

This Restrictive Covenants Agreement (the “Agreement”) is entered into by and between Carmell Corporation (the “Company”), and Kendra Bracken-Ferguson (the “Employee”). This Agreement is entered into in consideration of the Employee’s employment or continued employment by the Company, the Company’s grant of access to, and the Employee’s access to, Confidential Information belonging to the Company, as defined below, and for other good and valuable consideration.

1.
Non-Competition. During the period of the Employee’s employment and for the 12-month period following the termination of the Employee’s employment with the Company for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly, in any capacity (as a principal, shareholder, partner, director, officer, agent, executive, consultant, contractor, employee, lender or otherwise) perform services for, or assist in the development of any business engaged in the use of human tissue-based technology for cosmetics in the United States. The Employee shall not be precluded from holding for passive investment of less than two percent (2%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

2.
Non-Solicitation; Non-Hire. During the Restricted Period, the Employee agrees that the Employee shall not, directly or indirectly:

a.
encourage, induce, hire or solicit or seek to induce, hire or solicit any person engaged with the Company as an employee, agent, independent contractor or otherwise (or any such person that was so engaged during the one-year period immediately preceding such initial inducement or solicitation) (each a “Company Employee”) to end his or her engagement or employment with the Company, provided that, nothing herein shall prohibit the solicitation, employment or engagement of any such person who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, radio or internet database, or any recruitment efforts conducted by any recruitment or employment agency, that are not specifically directed at employees or contractors of the Company or Company’s subsidiary or affiliate, unless such solicitation is undertaken as a means to circumvent the restrictions contained herein; or

b.
whether on the Employee’s own behalf or on behalf of or in conjunction with any other person, firm, corporation or entity, (i) solicit (whether by mail, telephone, personal meeting or otherwise), encourage or induce any customer or client, vendor, supplier, or contractor of the Company to reduce or refrain from doing any business with the Company, (ii) interfere with (or attempt to interfere with) any relationship between the Company and any of its customers or clients, vendors, suppliers, or contractors (or any person or entity in respect of which the Employee is aware that the Company has approached or has made significant plans to approach as a prospective customer or client within the two year period immediately preceding Employee’s employment termination)

Notwithstanding the foregoing, nothing in this Section 2 shall prevent Employee from working with any party who Employee had previous working relationship prior to the date of this Agreement.

3.
Confidential Information. The Employee agrees that the Employee shall not use for the Employee’s own purpose or for the benefit of any person or entity other than the Company, nor shall the Employee otherwise disclose to any individual or entity at any time while the Employee is employed by the Company or thereafter, any Confidential Information of the Company unless such disclosure (a) is in connection with the Employee’s performance of duties to the Company or, with respect to the period of time following the termination of the Employee’s employment, has been authorized by the Company’s Board of Directors; or (b) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. The Employee acknowledges that the Company has provided the Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (i) the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Confidential Information to the Employee’s attorney and use the Confidential Information in the court proceeding, if the Employee files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall be interpreted so as to impede the Employee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange

Commission, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Employee does not need the prior authorization of the Company to make any such reports or disclosures and the Employee shall not be required to notify the Company that such reports or disclosures have been made. Notwithstanding the foregoing, the Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.
4.
Surrender of Records. The Employee agrees that the Employee shall not retain and shall promptly surrender to the Company following the Employee’s termination of employment or such earlier date requested by the Company all correspondence, memoranda, files, manuals, financial, operating or marketing records, or electronic or other media of any kind which may be in the Employee’s possession or under the Employee’s control or accessible to the Employee which contain any Confidential Information (it being understood that it shall not be a violation of this Agreement for the Employee to retain any plans or agreements related to Company equity held by the Employee or records of compensation or benefits, or benefit plan documents, programs or communications). The Employee agrees that other than in connection with the good faith performance of the Employee’s duties to the Company, the Employee will not make or retain copies of Confidential Information in any form whatsoever (including, without limitation, information contained in computer memory or stored on electronic devices, including hard drives and removable storage media, and information in online or cloud storage or backup or restoration points) and will not delete or alter any information contained on any Company computer or other electronic device or equipment before returning the Company computer or other electronic device or equipment to the Company.
5.
Developments Retained and Licensed. The Employee has attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, improvements, and trade secrets that were created or owned by the Employee prior to the commencement of the Employee’s employment (collectively referred to as “Prior Developments”), that belong solely to the Employee or belong to the Employee jointly with another, that relate in any way to any of the proposed businesses, products, or research and development of the Company, and that are not assigned to the Company hereunder, or if no such list is attached, the Employee represent that there are no such Prior Developments.
6.
Inventions and Patents. The Employee agrees that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company’s business developed by the Employee alone or in conjunction with others at any time during the Employee’s employment by the Company (“Inventions”) shall belong to the Company. The Employee will use the Employee’s best efforts to perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company. The obligations to assign Inventions set forth in this Section 6 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by the Employee during the Employee’s regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) the Employee develops entirely on the Employee’s own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by the Employee for the Company.
7.
Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean all information, whether in writing or other form, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public or is not generally available to or known by the public. Confidential Information also includes information received in confidence by the Company from its customers or suppliers or other third parties. Confidential Information may include, by way of example and without limitation, information about designs, drawings, models, prototypes, software designs and code, product specifications and documentation, finances, pricing, costs, customers, vendors, employees, compensation, research and development, operations, processes, manufacturing, marketing, strategies, business plans, passwords, systems and other computer information. Confidential Information shall not include any information that is or becomes generally known to the public other than through actions (directly or indirectly) of the Employee in violation of the restrictive covenants set forth in this Agreement.

8.
Arbitration. In the event of any dispute under the provisions of this Agreement (other than a dispute in which the primary relief sought is an injunction or other equitable remedy), the parties shall be required to have the dispute, controversy or claim settled by arbitration in Pittsburgh, Pennsylvania, or in another location as mutually agreed to by the parties, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential, unless prohibited by applicable law. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. The Company shall pay all costs and expenses unique to arbitration, including without limitation, the arbitrator’s fees. Subject to the foregoing, each party will pay for its own costs and attorneys' fees.
9.
Nondisparagement. During and after the Executive’s employment with the Company, the Executive will not make any representation or statement, whether written or oral, to any person or entity, including, but not limited to, former, current and potential clients, vendors, business partners, employees, or competitors of the Company or any of the Company’s affiliates, which reflects any opinion, judgment, observation or representation that may defame, disparage, harm, or otherwise reflect negatively on the Company or its officers, directors, or employees, provided, however, nothing prevents Executive from making truthful disclosures to any governmental entity or in any litigation or arbitration. The Company agrees to refrain, and use its reasonable best efforts to instruct its officers, directors, and employees to refrain, from making any representation or statement, whether written or oral, to any person or entity, which reflects any opinion, judgment, observation or representation that may defame, disparage, harm, or otherwise reflect negatively on the Executive, provided, however nothing prevents the Company or such individuals from making truthful disclosures to any governmental entity or in any litigation or arbitration. Executive understands that the Company’s obligations under this section extend only to the Company’s officers, directors, and employees for so long as each is an officer, director, or employee of the Company.
10.
Enforcement. The Employee stipulates that the covenants contained in this Agreement are essential for the protection of the trade secrets, confidential business and technological information, customer relationships, and competitive position of the Company; that a breach of any covenant contained in this Agreement would cause the Company irreparable damage for which damages at law would not be an adequate remedy; and that, in addition to damages and other remedies to which the Company would otherwise be entitled, it will be entitled to whatever injunctive relief is appropriate for any such breach. The parties agree that the duration and scope for which the covenants set forth in this Agreement are to be effective are reasonable and necessary to protect the legitimate business interests of the Company. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if the Employee commits a breach of any of the provisions of this Agreement, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, including, without limitation, the right to specific performance and temporary and/or permanent injunctive relief. The term(s) of any covenant(s) in this Agreement will not run during any time in which the Employee is in violation of said covenant(s) and a court of competent jurisdiction shall have the power to enforce any term(s) from the date of the last breach up to a maximum of twenty-four (24) months. Notwithstanding the foregoing, if a restriction or any portion thereof contained in this Agreement is deemed to be unreasonable by a court of competent jurisdiction, the Employee and the Company agree that such restriction or portion thereof shall be modified in order to make it reasonable and shall be enforceable accordingly. The covenants in this Agreement shall survive the termination of this Agreement and the Employee’s termination of employment.

This Agreement has been executed and delivered on July 23, 2024 to be effective as of July 30, 2024.

Carmell Corporation

By: /s/ Rajiv Shukla

Name: Rajiv Shukla

Title: Executive Chairman

The Executive

By: /s/ Kendra Bracken-Ferguson

[Signature Page to Restrictive Covenants Agreement]

SCHEDULE A

LIST OF PRIOR DEVELOPMENTS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 6

Title	Date	Identifying Number or Brief Description

BrainTrust Founders Studio

BrainTrust Fund I

KBF Ventures

The Beauty of Success Book

Business of the Beat Podcast

_____ No Developments or Improvements

_____ Additional Sheets Attached

Signature of Employee: /s/ Kendra Bracken-Ferguson

Print Name of Employee: Kendra Bracken-Ferguson

Date: July 23, 2024